                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report
                        (Date of earliest event reported)
                                  MARCH 6, 1998



                               POPE & TALBOT, INC.
               (Exact name of registrant as specified in charter)



        DELAWARE                     1-7852                    94-0777139
    (State or other          (Commission File Number)         (IRS Employer
    jurisdiction of                                          Identification No.)
    incorporation)


       1500 S.W. FIRST AVENUE
           PORTLAND, OREGON                                             97201
(Address of principal executive offices)                              (Zip Code)


                                 (503) 228-9161
              (Registrant's telephone number, including area code)


                                      NONE
         (Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets

           On January 22, 1998, Pope & Talbot, Inc., a Delaware corporation (the "Registrant"), entered into a definitive agreement to sell its private label tissue business (the "Business") to an investor group led by PLAINWELL, INC. ("Plainwell"). The Business manufactures private label tissue products at two facilities located in Eau Claire, Wisconsin and Ransom, Pennsylvania. These tissue products are sold to supermarkets, drugstores, mass merchandisers, food and drug distribution companies and warehouse club stores.

           On March 6, 1998 (the "Closing Date"), the sale was completed. The Registrant sold essentially all of the Business for cash consideration of $121 million and the assumption by Plainwell of essentially all of the Business liabilities. The liabilities assumed by Plainwell included the $18.8 million City of Eau Claire note payable and the Business's $7.1 million postretirement benefit obligation. The amount of cash received is subject to post-closing adjustments based on the final working capital position of the Business.

           The sale of the Business was made pursuant to the Agreement of Purchase and Sale filed as Exhibit 2.1 to this report.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)        Financial Statements of Assets Acquired

               Not applicable.

(b)        Pro Forma Financial Information

           The Registrant reflected the sale of its tissue business as a discontinued operation in its 1997 consolidated financial statements. These 1997 consolidated financial statements are being filed herewith to comply with the Pro Forma financial information filing requirement. In addition to the information included in the accompanying consolidated financial statements, in the first quarter of 1998 the Registrant will report a gain on the tissue business sale transaction. While the amount of this gain can not be accurately calculated until final post closing purchase price adjustments are known later in the second quarter of 1998, it is estimated to be approximately $2 per share after tax.

           The following consolidated financial information is filed herewith:

               Report of Independent Public Accountants

               Consolidated Balance sheets as of December 31, 1997 and 1996

               Consolidated Statements of Income for each of the three years in the period ended December 31, 1997

               Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1997

               Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1997

               Notes to Consolidated Financial Statements

(c)        Exhibits

          Exhibit No.   Description
          -----------   -----------
             2.1        Agreement of Purchase and Sale, dated as of January 22,
                        1998, by and among Pope & Talbot, Inc., Pope & Talbot,
                        Wis., Inc., Plainwell Holding Company and PLAINWELL,
                        INC.

             4.1 Revolving Credit Agreement, dated December 15, 1997, between the Registrant and U.S. Bank National
                        Association.

            23.1        Consent of Arthur Andersen LLP.

            27.1        Financial Data Schedule.

            27.2 Financial Data Schedules (restated for discontinued tissue operations).

            27.3 Financial Data Schedules (restated for discontiued tissue operations).

            99.1        Press Release issued by Pope & Talbot, Inc. on March 6,
                        1998.

                                    SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 20, 1998.


                                             POPE & TALBOT, INC.
                                        ----------------------------------------
                                                 Registrant



                                        By  /s/ Robert J. Day
                                            ------------------------------------
                                            Name:   Robert J. Day
                                            Title:  Senior Vice President and
                                                    Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pope & Talbot, Inc.:

We have audited the accompanying consolidated balance sheets of Pope & Talbot, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pope & Talbot, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP

Portland, Oregon,
January 19, 1998

(except with respect to the
second paragraph of Note 2,
as to which the date is
February 2, 1998, and the
first paragraph of Note 9,
as to which the date is
March 6, 1998)

CONSOLIDATED BALANCE SHEETS

Pope & Talbot, Inc. and Subsidiaries
December 31 (Dollars in thousands except per share)                       1997            1996
----------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                        $   31,911      $   32,208
   Accounts receivable (Notes 5 and 9)                                  34,134          39,170
   Inventories (Notes 1, 3, 5 and 9)                                    65,987          81,036
   Prepaid expenses (Notes 8 and 9)                                     11,057          12,088
   Discontinued tissue operations net assets held for sale (Note 9)     67,861              --
                                                                    --------------------------
      Total current assets                                             210,950         164,502

Properties (Notes 1, 4 and 9):
   Plant and equipment                                                 279,298         458,281
   Accumulated depreciation                                           (178,459)       (266,862)
                                                                    --------------------------
                                                                       100,839         191,419
   Land and timber cutting rights                                        7,326          10,247
                                                                    --------------------------
      Total properties                                                 108,165         201,666

Other assets:
   Investment in equity securities (Note 2)                             13,760              --
   Deferred income tax assets, net (Notes 1 and 8)                      24,843          21,871
   Goodwill, net of amortization (Note 9)                                   --           3,863
   Other                                                                18,049          16,027
                                                                    --------------------------
      Total other assets                                                56,652          41,761
                                                                    --------------------------
                                                                    $  375,767      $  407,929
                                                                    ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Notes payable (Note 5)                                           $   41,800      $   30,000
   Current portion of long-term debt (Note 5)                              521             488
   Accounts payable (Note 9)                                            12,649          16,379
   Accrued payroll and related taxes (Note 9)                           12,789          17,510
   Other accrued liabilities (Note 9)                                   15,050          21,326
   Income taxes (Notes 1 and 8)                                          2,026           1,364
                                                                    --------------------------
      Total current liabilities                                         84,835          87,067

Reforestation (Note 1)                                                  16,427          16,721

Postretirement benefits (Notes 7 and 9)                                  6,338          12,887

Long-term debt, net of current portion (Notes 5 and 9)                  88,705         108,026

Commitments and contingencies (Note 10)                                     --              --

Stockholders' equity (Notes 1, 5, 6 and 8):
   Preferred stock, $10 par value, 1,500,000 shares authorized
      none issued                                                           --              --
   Common stock, $1 par value, 20,000,000 shares authorized,
      13,971,605 issued                                                 13,972          13,972
   Additional paid-in capital                                           34,395          35,976
   Retained earnings                                                   150,386         150,563
   Cumulative translation adjustments                                   (9,847)         (6,172)
   Common stock held in treasury, at cost                               (9,444)        (11,111)
                                                                    --------------------------
      Total stockholders' equity                                       179,462         183,228
                                                                    --------------------------
                                                                    $  375,767      $  407,929
                                                                    ==========================

The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF INCOME

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31 (Thousands except per share)                         1997            1996           1995
----------------------------------------------------------------------------------------------------------------
Revenues (Note 9)                                                    $    329,899    $    313,845   $    417,396

Costs and expenses (Note 9):
    Cost of sales                                                         300,320         295,533        382,976
    Selling, general and administrative                                    14,814          15,124         16,285
    Interest, net (Notes 1, 5 and 9)                                        5,995           6,035          9,480
                                                                     -------------------------------------------
                                                                          321,129         316,692        408,741
Other gains (losses) (Note 9)                                                  --           1,852             --
                                                                     -------------------------------------------
Income (loss) before income taxes and
    discontinued operations                                                 8,770            (995)         8,655
Income tax provision (Note 8)                                               4,338             334          3,700
                                                                     -------------------------------------------
Income (loss) from continuing operations                                    4,432          (1,329)         4,955

Discontinued operations (Note 9):
    Income (loss) from discontinued tissue operations
        (net of tax provision of $3,573 and $1,361 for 1997
        and 1996, respectively, and tax benefit of $11,251
        for 1995)                                                           5,588           2,128        (18,751)
    Loss from discontinued diaper operations
        (net of tax benefit of $3,949)                                         --              --        (11,042)
    Gain on disposal of discontinued diaper operations
        (net of applicable income taxes of $2,494)                             --           3,110             --
                                                                     -------------------------------------------
    Income (loss) from discontinued operations                              5,588           5,238        (29,793)
                                                                     -------------------------------------------
Net income (loss)                                                    $     10,020    $      3,909   $    (24,838)
                                                                     ===========================================
Basic and diluted income (loss) per common share (Note 1):

    Income (loss) from continuing operations                         $        .33    $       (.10)  $        .37
    Income (loss) from discontinued operations                                .42             .39          (2.23)
                                                                     -------------------------------------------
       Net income (loss)                                             $        .75    $        .29   $      (1.86)
                                                                     ===========================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31                             Common stock                 Treasury stock
                                             ---------------------------    ------------------------
(Dollars in thousands except per share)       Shares         Amounts          Shares        Amounts
----------------------------------------------------------------------------------------------------
Balance at December 31, 1994                   13,971,605     $   13,972    (608,876)    $   (11,124)

Net loss                                               --             --          --              --
Issuance of shares under stock plans                   --             --       1,050              13
Cash dividends ($.76 per share)                        --             --          --              --
Change in translation adjustment                       --             --          --              --
Partnership transaction tax settlement
  costs (Note 8)                                       --             --          --              --
                                             -------------------------------------------------------
Balance at December 31, 1995                   13,971,605         13,972    (607,826)        (11,111)
                                             -------------------------------------------------------
Net income                                             --             --          --              --
Cash dividends ($.76 per share)                        --             --          --              --
Change in translation adjustment                       --             --          --              --
                                             -------------------------------------------------------
Balance at December 31, 1996                   13,971,605         13,972    (607,826)        (11,111)
                                             -------------------------------------------------------
Net income                                             --             --          --              --
Issuance of shares under stock plans                   --             --     117,662           1,667
Cash dividends ($.76 per share)                        --             --          --              --
Change in translation adjustment                       --             --          --              --
Partnership transaction tax settlement
  costs (Note 8)                                       --             --          --              --
                                             -------------------------------------------------------
Balance at December 31, 1997                   13,971,605     $   13,972    (490,164)    $    (9,444)
                                             =======================================================

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31                     Additional                      Cumulative
                                              paid-in        Retained      translation
(Dollars in thousands except per share)       capital        earnings      adjustments
--------------------------------------------------------------------------------------

Balance at December 31, 1994                $   40,858     $    191,804    $   (7,315)

Net loss                                            --          (24,838)           --
Issuance of shares under stock plans                 2               --            --
Cash dividends ($.76 per share)                     --          (10,156)           --
Change in translation adjustment                    --               --         1,360
Partnership transaction tax settlement
  costs (Note 8)                                (4,884)              --            --
                                            -----------------------------------------
Balance at December 31, 1995                    35,976          156,810        (5,955)
                                            -----------------------------------------
Net income                                          --            3,909            --
Cash dividends ($.76 per share)                     --          (10,156)           --
Change in translation adjustment                    --               --          (217)
                                            -----------------------------------------
Balance at December 31, 1996                    35,976          150,563        (6,172)
                                            -----------------------------------------
Net income                                          --           10,020            --
Issuance of shares under stock plans               265               --            --
Cash dividends ($.76 per share)                     --          (10,197)           --
Change in translation adjustment                    --               --        (3,675)
Partnership transaction tax settlement
  costs (Note 8)                                (1,846)              --            --
                                            -----------------------------------------
Balance at December 31, 1997                $   34,395     $    150,386    $   (9,847)
                                            =========================================

The accompanying notes are an integral part of these consolidated statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Pope & Talbot, Inc. and Subsidiaries
Years ended December 31 (Thousands)                                                 1997              1996              1995
---------------------------------------------------------------------------------------------------------------------------
Cash flow from operating activities:
    Net income (loss)                                                        $    10,020       $     3,909      $   (24,838)
    Adjustments to reconcile net income (loss)
       to net cash provided by operating activities:
          Depreciation and amortization                                           30,056            31,440           45,066
          Other (gains) losses (Note 9)                                               --            (1,852)              --
          Gain on disposal of discontinued diaper operations (Note 9)                 --            (5,604)              --
          Changes in assets and liabilities:
              Increase (decrease) in:
                 Accounts payable                                                    621           (11,820)          (9,876)
                 Accrued payroll and related taxes                                   (96)           (1,893)          (1,615)
                 Other accrued liabilities                                        (1,513)              521            3,450
                 Income taxes                                                        662            (2,667)          (4,569)
                 Reforestation                                                       414               176            1,042
                 Postretirement benefits                                             535               462              268
                 Deferred income taxes                                            (2,881)           (4,812)         (15,912)
              Decrease (increase) in:
                 Receivables                                                      (5,640)           13,611           18,546
                 Inventories                                                      (2,620)          (12,080)          40,872
                 Deposits on timber purchase contracts                             1,524             1,092              (15)
                 Prepaid expenses                                                 (1,064)              208           (1,169)
                 Other assets                                                     (5,050)              723           (1,503)
                                                                             ----------------------------------------------
       Net cash provided by operating activities                                  24,968            11,414           49,747

Cash flow from investing activities:
    Capital expenditures                                                         (13,084)           (7,180)         (27,777)
    Purchases of equity securities (Note 2)                                      (13,760)               --               --
    Proceeds from disposal of discontinued diaper operations (Note 9)                 --            50,500               --
    Proceeds from sale of Paragon Trade Brands, Inc.
       common stock (Note 9)                                                          --            14,902               --
    Proceeds from sale of other properties                                           378             2,359            1,004
                                                                             ----------------------------------------------
       Net cash provided by (used for) investing activities                      (26,466)           60,581          (26,773)

Cash flow from financing activities:
    Net increase (decrease) in short-term borrowings                              11,800           (13,000)          23,000
    Reduction of long-term debt, including current portion                          (488)          (30,457)         (39,428)
    Partnership transaction tax settlement costs (Note 8)                         (1,846)               --           (4,884)
    Proceeds from issuance of treasury stock, net                                  1,932                --               15
    Change in restricted bond funds (Note 5)                                          --                --           15,458
    Cash dividends                                                               (10,197)          (10,156)         (10,156)
                                                                             ----------------------------------------------
       Net cash provided by (used for) financing activities                        1,201           (53,613)         (15,995)
                                                                             ----------------------------------------------
Increase (decrease) in cash and cash equivalents                                    (297)           18,382            6,979

Cash and cash equivalents at beginning of period                                  32,208            13,826            6,847
                                                                             ----------------------------------------------
Cash and cash equivalents at end of period                                   $    31,911       $    32,208      $    13,826
                                                                             ==============================================

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pope & Talbot, Inc. and Subsidiaries
December 31, 1997, 1996 and 1995

1. ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of Pope & Talbot, Inc. and Subsidiaries (the Company), after eliminating intercompany transactions and balances.

         All assets and liabilities of the Company's Canadian subsidiary are translated into United States dollars at the period-end exchange rate. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are reflected in stockholders' equity as cumulative translation adjustments. Net gains and losses on foreign currency transactions, which are not significant, are reflected in net income (loss).

INVENTORIES

Inventories are stated at the lower of cost or market. For portions of lumber and raw material inventories, cost has been determined on the last-in, first-out method. For remaining inventories, cost has been determined using the first-in, first-out and average-cost methods. Inventory costs include the cost of materials, labor and plant overhead.

PLANT AND EQUIPMENT

Plant and equipment is carried at cost and includes expenditures for new facilities and those expenditures which substantially increase the useful lives of existing plant and equipment. Costs of maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the related cost and accumulated depreciation are removed from the accounts, with the resultant gain or loss included in income.

         Depreciation is computed using the straight-line method over the useful lives of respective assets. The estimated useful lives of the principal items of plant and equipment range from 3 to 20 years.

         The Company capitalizes interest on borrowed funds during the construction period of major capital projects. Interest capitalized is determined by applying the Company's effective interest rate to the accumulated capital costs during the construction period of a project. Total net interest costs incurred were $8,340,000, $8,792,000 and $14,040,000 for 1997, 1996 and
1995, respectively. There was no significant interest capitalized in 1997 or 1996. Interest capitalized was $256,000 in 1995. Capitalized interest is amortized over the depreciable life of related assets.

         The Company evaluates recoverability of long-lived assets, including goodwill, using projections of related future cash flows. Realization of these assets is dependent on generating sufficient future cash flows to recover the asset's carrying value. Although realization is not assured, management believes current long-lived asset carrying values will be recovered. These assets may become impaired in the future, however, if estimates of future cash flows are reduced.

INTEREST

Interest in the Consolidated Statements of Income is shown net of interest income and, as mentioned previously, capitalized interest. Interest income was $1,913,000 in 1997, $1,367,000 in 1996 and $1,740,000 in 1995 .

TIMBER RESOURCES

In the United States, the Company obtains its timber from various public and private sources under timber harvesting contracts. Additionally, logs are purchased on open log markets. Liabilities for timber removed under harvesting contracts are not recorded until the timber is cut, as the Company generally does not incur a direct liability for, or ownership of, this timber until it has been harvested. The total volume committed under contract at December 31, 1997, and the 1998 planned contract harvest are 282,980 thousand board feet and 68,808 thousand board feet, respectively. The Company's best estimate of its total commitment at current contract rates under these contracts is approximately $60,334,000. The Company evaluates the realizability of harvesting contracts based on the estimated total cost applied to such harvests and the projected values to be realized from sales of the converted product.

         In Canada, the Company primarily obtains its timber from the Provincial Government of British Columbia under timber harvesting licenses. The cost assigned to these timber licenses is amortized over 50 years on a straight-line basis. The Company also purchases logs in Canada on open log markets.

         The Canadian timber harvesting licenses allow, but do not require, the Company to remove timber from defined areas annually on a sustained yield basis. Future allowable harvests may be adjusted if the Company does not remove timber over a five year period in accordance with the grants. As in the United States, liabilities for the cost of timber removed are not recorded until the timber is cut as the Company does not incur a direct liability for, or ownership of, this timber until it has been harvested.

REFORESTATION

Under the Canadian timber harvesting licenses mentioned previously, the Company is responsible for the reforestation of the land from which timber is harvested. A substantial portion of the costs incurred to reforest do not occur until 10 to 15 years after the timber is harvested. The Company accrues for the total projected cost of reforestation as the timber is removed. Actual expenditures for reforestation are applied against this accrual when they are made.

GOODWILL

The goodwill contained in the Consolidated Balance Sheets relates to the 1980 purchase of the Company's Eau Claire, Wisconsin facilities and is being amortized on a straight-line basis over 40 years. The balance will be eliminated upon completion of the sale of the Company's discontinued tissue operations.

INCOME TAXES

The Company accounts for income taxes using the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The principal temporary differences are related to depreciation, net operating loss carryforwards, various tax credits, reforestation and postretirement benefits.

         Undistributed earnings of the Company's Canadian subsidiary totaled $151,468,000 on December 31, 1997, which, under existing law, will not be subject to United States tax until distributed as dividends. Since the earnings have been, and are intended to be, reinvested in Canadian operations, no provision has been made for any United States taxes that may be applicable thereto. Furthermore, any taxes paid to the Canadian Government on those earnings may be used, in whole or in part, as credits against the United States tax on any dividends distributed from such earnings. It is not practicable to estimate the amount of unrecognized deferred United States taxes on these undistributed earnings.

STATEMENTS OF CASH FLOWS

The Company classifies as cash and cash equivalents, unrestricted cash on deposit in banks plus all investments having original maturities of 90 days or less. Carrying amounts of any such investments approximate fair values. The effect of exchange rate changes on cash balances held in foreign currencies is not significant. Non-cash transactions have been excluded from the accompanying Consolidated Statements of Cash Flows. Total cash expenditures for interest, net of capitalized interest, were $10,089,000, $10,921,000 and $14,898,000 for 1997,
1996 and 1995, respectively. Total cash expenditures for income taxes were $9,216,000 for 1997, $11,881,000 for 1996 and $5,925,000 for 1995.

PER SHARE INFORMATION

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," to calculate its per share amounts. Per share information is based on the weighted average number of common shares outstanding during each year. The weighted average number of shares used to calculate net income (loss) per common share was 13,419,000 in 1997 and 13,364,000 in both 1996 and 1995.

         Certain Company stock options were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market prices of the common shares. Such stock options totaled 475,000 shares, 839,000 shares and 766,000 shares at year-end 1997, 1996 and 1995, respectively, at average exercise prices of $21 in 1997, $19 in 1996 and $20 in 1995. The Company's outstanding stock options did not affect the calculation of diluted earnings per share for 1997, 1996 or 1995.

ENVIRONMENTAL MATTERS

The Company recognizes a liability for environmental remediation costs when it believes it is probable a liability has been incurred and the amount can be reasonably estimated. The liabilities are based on currently available information and reflect the participation of other potentially responsible parties depending on the parties' financial condition and probable contribution. The accruals are recorded at undiscounted amounts and are reflected as other accrued liabilities in the accompanying Consolidated Balance Sheets. Recoveries of environmental remediation costs from insurance carriers are recorded at such time as their receipt is deemed probable and the amounts can be reasonably estimated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS

Certain reclassifications have been made to prior years' data to conform to the 1997 presentation.

2. INVESTMENT IN EQUITY SECURITIES

At December 31, 1997, the Company's investment in equity securities consisted of its investment in Harmac Pacific Inc. (Harmac). Harmac, which is publicly traded on the Toronto, Vancouver and Montreal stock exchanges, operates a pulp mill on the east coast of Vancouver Island in British Columbia, Canada. In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company has classified this investment as available-for-sale.

         In December 1997, The Company announced its tender offer to acquire a controlling interest of Harmac's outstanding common shares for cash. On February 2, 1998, the Company acquired 6,765,000 shares of Harmac common stock for $53,445,000. This February 1998 acquisition, combined with the Company's previous Harmac purchases, resulted in the Company holding an approximately 53 percent controlling interest in Harmac.

         The Company's December 31, 1997 investment in Harmac is reflected at cost of $13,760,000 which compared to the market value of $10,495,000. The $3,265,000 excess of investment cost over market value was not reflected as a reduction in stockholders' equity at December 31, 1997, due to the Company's acquisition of a controlling interest in Harmac in February 1998. Harmac will be a consolidated subsidiary beginning in 1998.

3. INVENTORIES

(Thousands)                                              1997              1996
-------------------------------------------------------------------------------
Lumber                                              $  13,976         $  13,546
Pulp                                                    3,962             5,897
Logs                                                   38,461            33,218
Pulp and paper raw material                               881             1,364
Chemicals and supplies                                  7,362             6,936
Other                                                   1,345             2,099
Discontinued tissue operations                             --            17,976
                                                    ---------------------------
                                                    $  65,987          $ 81,036
                                                    ===========================

        The portion of lumber and raw materials inventories determined using the last-in, first-out (LIFO) method aggregated $3,999,000 and $4,633,000 at December 31, 1997 and 1996, respectively. The cost of these LIFO inventories valued at the lower of average cost or market, which approximates current cost, at December 31, 1997 and 1996, was $6,109,000 and $6,716,000, respectively.

4. PROPERTIES

(Thousands)                                               1997              1996
--------------------------------------------------------------------------------
Plant and equipment:
     Continuing operations:
         Mills, plants and improvements               $ 53,072          $ 53,889
         Equipment                                     206,463           206,177
         Mobile equipment                               16,773            16,725
         Construction in progress                        2,990             3,185
     Discontinued tissue operations                         --           178,305
                                                      --------------------------
                                                      $279,298          $458,281
                                                      ==========================
Land and timber cutting rights:
     Continuing operations:
         Land                                         $  3,207          $  3,255
         Canadian timber cutting rights                  4,119             4,437
     Discontinued tissue operations                         --             2,555
                                                      --------------------------
                                                      $  7,326          $ 10,247
                                                      ==========================

5. DEBT

(Thousands)                                                        1997            1996
---------------------------------------------------------------------------------------
8.375% debentures, due 2013                                    $ 75,000        $ 75,000
State of Oregon Small Scale Energy Loan
     Program (SELP) note payable, secured by
     related properties, 6.55%, payable
     monthly through 2013                                        14,226          14,714
City of Eau Claire note payable, variable interest rate
     (4.3% at December 31, 1997), due 2014                       18,800          18,800
Revolving-credit agreement, variable
     interest rate (6.7% at December 31, 1997)                   41,800          30,000
                                                               ------------------------
         Total debt                                             149,826         138,514
Less current debt                                                42,321          30,488
Less debt assumed by purchaser of
     discontinued tissue operations                              18,800              --
                                                               ------------------------
         Long-term debt                                        $ 88,705        $108,026
                                                               ========================

        The Company has a revolving-credit agreement with a domestic bank, secured by inventories and accounts receivable. The agreement provides $75,000,000 of revolving credit until April 1999. The interest rate associated with this agreement is based, at the option of the Company, on the Interbank (LIBOR) rate plus a variable margin ranging from 7/16 percent to 5/8 percent or the greater of the bank's prime rate during the revolving period or the Federal Funds rate plus 1/2 percent. A variable commitment fee of up to 1/5 percent per year on the total loan commitment and up to 17/200 percent per year on the unused portion is paid quarterly. The Company plans to renegotiate its revolving-credit agreement during 1998; however, no assurances can be given regarding the likely outcome of such negotiations. Without successful renegotiation, the full outstanding balance on the revolving-credit agreement will be due in April 1999.

        The various loan agreements contain, among other things, certain requirements as to interest coverage, sale of assets, incurrence of debt and restrictions as to the payment of cash dividends. The revolving-credit agreement also limits the Company's investments. The payment of dividends from retained earnings under all agreements was limited to $16,000,000 at December 31, 1997.

        Excluding repayments of the revolving-credit agreement, the annual maturities of long-term debt for the five years subsequent to December 31, 1997 are: 1998 - $521,000; 1999 - $556,000; 2000 - $594,000; 2001 - $634,000 and 2002
- $676,000.

        The fair value of the 8 3/8 percent debentures at December 31, 1997 was estimated to be $72,000,000 based upon rates currently available for debt with similar terms. The Company's carrying value of other long-term debt approximates its fair value.

         During the fourth quarter of 1994, the City of Eau Claire, Wisconsin issued tax-exempt, adjustable rate, solid waste disposal revenue bonds. The bonds were issued to finance a wastepaper pulping improvement project at the Company's Eau Claire, Wisconsin tissue facility. Upon sale of the bonds, the City of Eau Claire loaned $18,800,000 to the Company. At December 31, 1994, the unexpended proceeds from the loan were maintained in a trust account restricted as to use for construction of the project. In 1995, the project was completed and all restricted trust funds were expended. The City of Eau Claire note payable was assumed by the purchaser of the Company's discontinued tissue business in 1998 (see Note 9).

6. STOCK OPTION AND BONUS PLANS

The Company has a stock option and appreciation plan (Option Plan) for officers and key employees. This plan is administered by the Human Resources Committee of the Board of Directors. The Committee is composed of outside Directors who are not eligible for awards. Additionally, in 1996 the Company implemented a non-employee director stock option plan (Director Plan). At December 31, 1997, 159,228 shares were available for future grants under these plans.

         The Option Plan provides for granting both incentive stock options and non-qualified stock options to purchase shares of the Company's common stock at prices not less than 85 percent of fair market value on the date of grant. Options are exercisable as stated in each individual grant; however, no option may extend beyond ten years from the date of grant.

         The Director Plan provides for automatic option grants at designated intervals to non-employee directors over their period of continued service on the Board of Directors. Such options are granted at 100 percent of fair market value on the date of grant. Options are immediately exercisable and have a ten-year term.

         The Company accounts for these plans following the guidance of APB Opinion No. 25, under which no compensation cost has been recognized. SFAS No. 123, "Accounting for Stock-Based Compensation," was issued in 1995 and became effective in 1996 and, if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of SFAS No. 123 is optional for stock option cost recognition; however, proforma disclosures are required as if the Company had adopted the cost recognition requirements under SFAS No. 123. Accordingly, the following disclosures are provided in accordance with SFAS No. 123.

         A summary of the status of the Company's Option Plan and Director Plan at December 31, 1997, 1996 and 1995 and changes during the years then ended in the number of shares (Shares) and the weighted average exercise price (Price) is presented below:

                                                1997                    1996                    1995
                                        ----------------------  ----------------------  -------------------
(Shares in thousands)                   Shares       Price      Shares        Price      Shares     Price
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year            916     $   18          864    $    19          704    $    20
Granted                                     109         16          190         15          193         16
Exercised                                  (117)        16           --         --           (1)        15
Canceled                                     (7)        23         (138)        19          (32)        20
                                         ------                  ------                  ------
Outstanding at end of year                  901         18          916         18          864         19
                                         ======                  ======                  ======
Exercisable at year-end                     475         19          458         19          356         19
                                         ======                  ======                  ======
Weighted average fair value
  of options granted during year         $ 4.69                  $ 4.58                  $ 5.51
                                         ======                  ======                  ======

         The fair value of options granted in 1997, 1996 and 1995 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.6, 5.5 and 7.6 percent; dividend yields of 4.2,
4.0 and 3.6 percent; expected volatility of 34 percent for 1997 and 38 percent for 1996 and 1995 and expected lives of 6 years for 1997, 1996 and 1995.

The following table summarizes information about stock options outstanding at December 31, 1997:

                                                     Range of exercise prices
                                                ---------------------------------
(Shares in thousands)                           $14 to $21    $24 to $30    Total
---------------------------------------------------------------------------------
Options outstanding:
    Number outstanding                              781            120        901
    Remaining contractual life in years             6.1            4.5        5.9
    Weighted average exercise price                $ 17           $ 28       $ 18

Options exercisable:
    Number exercisable                              388             87        475
    Weighted average exercise price                $ 18           $ 27       $ 19

         Had compensation cost for the Company's 1997, 1996 and 1995 grants for stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have approximated the following proforma amounts:

(Thousands except per share)                      1997        1996         1995
-------------------------------------------------------------------------------
Net income (loss):
    As reported                                $10,020      $3,909     $(24,838)
    Proforma                                     9,734       3,387      (25,476)

Net income (loss) per share:
    As reported                                $   .75       $ .29     $  (1.86)
    Proforma                                       .73         .25        (1.91)

        The effects of applying SFAS No. 123 in this proforma disclosure are not necessarily indicative of what can be expected in future years.

        The Company has followed the practice of using treasury stock to fulfill its obligations under its stock option plans. When stock is issued pursuant to a stock option plan, the difference between the cost of treasury stock issued and the exercise price of the option is credited to additional paid-in capital.

7. PENSION AND OTHER POSTRETIREMENT PLANS

PENSION PLANS

Substantially all of the Company's employees participate in noncontributory defined-benefit pension plans. These include plans which are administered by the Company and multi-employer plans administered by various unions.

        Certain union employees are covered under multi-employer union pension plans. Contributions to these plans are based upon negotiated hourly rates. It is not possible to determine the amount of accumulated benefits or net assets available for benefits that apply solely to Company employees covered by these plans.

        All other Company participating employees are covered by noncontributory defined-benefit pension plans administered by the Company. The pension benefit for salaried employees is based on years of service and the five highest out of the last ten years of compensation. Pension benefits for employees covered under hourly plans are generally based on each employee's years of service.

        The Company's funding policy regarding all of its Company administered plans is to make contributions to the plans that are between the minimum amounts required by the Employee Retirement Income Security Act (ERISA) and the maximum amounts deductible under current income tax regulations.

         Net periodic pension cost for 1997, 1996 and 1995 was composed of the following:

(Thousands)                                                   1997        1996        1995
------------------------------------------------------------------------------------------
Company administered plans:
     Service cost - benefits earned
         by employees during the period                   $  1,801    $  1,761    $  2,079
     Interest cost on projected benefit obligation           3,973       3,778       3,602
     Actual earnings from plan assets                      (15,438)     (8,253)     (7,273)
     Deferral of earnings from plan assets                  10,310       3,679       3,277
     Net amortization and deferral                            (254)        (76)        (28)
     Curtailment gains                                          --        (489)       (691)
                                                          --------------------------------
         Net periodic pension cost for
              Company administered plans                       392         400         966
Contributions to multi-employer plans                        3,575       3,714       3,984
                                                          --------------------------------
     Total net periodic pension cost                      $  3,967    $  4,114    $  4,950
                                                          ================================

        Net periodic pension costs for the Company's discontinued tissue operations were $1,117,000, $1,352,000 and $1,392,000 for 1997, 1996 and 1995,
respectively, and are included in the preceeding table.

        The following table sets forth the funded status of the Company administered plans and the amounts recognized as an asset or liability in the accompanying Consolidated Balance Sheets at December 31, 1997 and 1996:

(Thousands)                                           1997                               1996
----------------------------------------------------------------------------------------------------------
                                         Plans having      Plans having     Plans having      Plans having
                                            assets in       accumulated        assets in       accumulated
                                            excess of       benefits in        excess of       benefits in
                                          accumulated         excess of      accumulated         excess of
                                             benefits            assets         benefits            assets
----------------------------------------------------------------------------------------------------------
Accumulated benefit obligation:
     Vested portion                        $  (48,393)       $   (1,272)      $  (30,153)       $  (16,603)
     Nonvested portion                         (1,475)               --             (889)             (957)
                                           ----------------------------------------------------------------
                                              (49,868)           (1,272)         (31,042)          (17,560)
Effect of projected future
     compensation levels                       (5,178)             (310)          (5,281)             (332)
                                           ----------------------------------------------------------------
Projected benefit obligation                  (55,046)           (1,582)         (36,323)          (17,892)
Plan assets at fair market value               70,883                --           42,629            15,602
                                           ---------------------------------------------------------------
Plan assets in excess of (less than)
     projected benefit obligation              15,837            (1,582)           6,306            (2,290)
Unrecognized net (gain) loss                  (16,607)              268           (6,022)              202
Unrecognized prior service                        866               134              (40)            1,103
Balance of unrecorded transition
     asset from initial application of
     SFAS No. 87                                 (439)               --             (573)              (11)
                                           ----------------------------------------------------------------
Accrued pension liability                  $     (343)       $   (1,180)     $      (329)       $     (996)
                                           ================================================================

        Included in the December 31, 1997 pension liability reflected in the preceeding table are obligations of the Company's discontinued tissue operations of $14,000, all of which related to plans having assets in excess of accumulated benefits.

        Substantially all of the pension plans' assets are invested in common stock, fixed-income securities, cash and cash equivalents. The discount rate, rate of increase in future compensation levels and expected long-term rate of return on plan assets used in determining the actuarial present value of the projected benefit obligation were 7.5 percent, 5 percent and 9 percent, respectively, for both 1997 and 1996.

        The Company has granted some former employees pension benefits which supplement the normal Company plans. These benefits are unfunded, general obligations of the Company. The cost associated with these grants was $342,000 in 1997, $75,000 in 1996 and $78,000 in 1995.

OTHER POSTRETIREMENT PLANS

The Company sponsors postretirement medical and life insurance plans for certain salaried and nonsalaried employees and eligible spouses and dependents of the employees. The medical plans pay a stated percentage of covered medical expenses incurred after deducting co-payments made once a stated deductible has been met. The life insurance plans pay a defined benefit. The Company's funding policy for these plans is to not make contributions to the plans prior to the actual incurrence of costs under the plans.

        Net periodic cost in 1997, 1996 and 1995 for these plans was composed of the following:

(Thousands)                                         1997        1996        1995
--------------------------------------------------------------------------------
Service cost - benefits attributed
     to service during the period                $   435    $    414     $   417
Interest cost on accumulated
     benefit obligation                              977         938         899
Net amortization and deferral                        (41)        (55)       (113)
Curtailment gains                                     --      (1,484)       (385)
                                                 -------------------------------
Net periodic cost (benefit) of postretirement
     medical and life insurance plans            $ 1,371    $   (187)    $   818
                                                 ===============================

        Net periodic costs of postretirement medical and life insurance plans for the Company's discontinued tissue operations were $660,000, $612,000 and $345,000 for 1997, 1996 and 1995, respectively, and are reflected in the preceeding table.

        The following table reconciles the plans' funded status to the accrued postretirement medical and life insurance cost liability in the accompanying Consolidated Balance Sheets at December 31, 1997 and 1996:

(Thousands)                                               1997             1996
-------------------------------------------------------------------------------
Accumulated benefit obligation:
     Retirees                                        $   4,257        $   4,089
     Other fully eligible participants                   2,725            2,614
     Other active participants                           7,042            6,745
                                                     --------------------------
                                                        14,024           13,448
Unrecognized actuarial gain (loss)                        (730)            (732)
Unrecognized prior service                                 128              171
                                                     --------------------------
Total Company accrued postretirement medical
     and life insurance cost liability                  13,422           12,887
Less accrued liability associated with the
     Company's discontinued tissue operations            7,084               --
                                                     --------------------------
Accrued postretirement medical and life
     insurance cost liability                        $   6,338        $  12,887
                                                     ==========================

        For measurement purposes, 8.5 percent and 9 percent rates of increase were assumed for health care costs in 1997 and 1996, respectively. The rate is assumed to decline in 1/2 percent decrements every year until it reaches 5 percent in 2004 where it will remain thereafter. A 1 percent increase in the assumed health care cost trend rates would increase the Company's total accumulated postretirement benefit obligation by $1,617,000 at December 31, 1997. The effect of this 1 percent increase on the service and interest cost components of the net periodic cost of postretirement medical and life insurance plans would be an increase of $196,000 in 1997. The discount rate used in determining the accumulated benefit obligation was 7.5 percent in 1997 and 1996.

CURTAILMENT GAINS

The pension and other postretirement plans included curtailment gains in 1996 related to the disposition of the Company's disposable diaper business (see Note
9). The 1995 curtailment gains related to cost reduction efforts including the permanent closure of the Company's Port Gamble sawmill.

8. INCOME TAXES

The income tax provision (benefit) consists of the following components:

(Thousands)                               Current        Deferred          Total
--------------------------------------------------------------------------------
1997
     Federal                             $     --       $  (3,004)      $ (3,004)
     State                                     --            (311)          (311)
     Canada                                 9,024          (1,371)         7,653
                                         ---------------------------------------

                                         $  9,024       $  (4,686)      $  4,338
                                         =======================================
1996
     Federal                             $ (1,146)      $  (8,030)      $ (9,176)
     State                                     --              16             16
     Canada                                10,044            (550)         9,494
                                         ---------------------------------------
                                         $  8,898       $  (8,564)      $    334
                                         =======================================
1995
     Federal                             $     --       $     421       $    421
     State                                     --             340            340
     Canada                                 2,986             (47)         2,939
                                         ---------------------------------------
                                         $  2,986       $     714       $  3,700
                                         =======================================

         The income tax provision (benefit) was different from the amount computed by applying the United States statutory federal income tax rate as follows:

(Thousands)                                         1997        1996       1995
-------------------------------------------------------------------------------
Income (loss) before income taxes
   and discontinued operations:
         United States                         $ (10,947)  $ (18,097)  $  1,826
         Canada                                   19,717      17,102      6,829
                                               --------------------------------
                                               $   8,770   $    (995)  $  8,655
                                               ================================
United States:
     U.S. statutory federal income tax         $  (3,831)  $  (6,334)  $    639
     State income and franchise taxes,
         net of federal income tax benefit          (122)       (369)       640
     Jurisdictional settlements                       --      (2,614)        --
     Other items, net                                638         157       (518)
                                               --------------------------------
                                                  (3,315)     (9,160)       761
Canada:
     U.S. statutory federal income tax             6,901       5,986      2,390
     Effect of Canadian tax rate different
         from U.S.                                   719         636        264
     Non-deductible interest                          --          --        299
     Jurisdictional settlements                       --       2,818         --
     Other items, net                                 33          54        (14)
                                               --------------------------------
                                                   7,653       9,494      2,939
                                               --------------------------------
                                               $   4,338   $     334   $  3,700
                                               ================================

         In prior years the Company was required to compute its current federal income tax liability under the Alternative Minimum Tax (AMT) methodology as it resulted in a greater tax payable when compared to that computed using the standard tax system. Additional amounts paid under the AMT system can be carried forward indefinitely as credits to be applied against regular tax. AMT carryforwards at December 31, 1997 were $1,059,000. At December 31, 1997, the Company had available $86,831,000 of net operating loss carryforwards for U.S. federal tax purposes, expiring beginning in 2009. The tax effect of these credits and net operating loss carryforwards are reflected as deferred tax assets. Realization of these assets is dependent on generating sufficient U.S. taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that these deferred tax assets will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

         Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax asset is comprised of the following:

(Thousands)                                       1997         1996        1995
-------------------------------------------------------------------------------
Current deferred taxes:
     Gross assets                            $   5,217    $   5,447    $  5,959
     Gross liabilities                              --           --          --
                                             ----------------------------------
         Total current deferred taxes            5,217        5,447       5,959
Noncurrent deferred taxes:
     Gross assets                               49,891       49,477      46,560
     Gross liabilities                         (25,048)     (27,606)    (30,029)
                                             ----------------------------------
         Total noncurrent deferred taxes        24,843       21,871      16,531
                                             ----------------------------------
Net deferred tax asset                       $  30,060    $  27,318    $ 22,490
                                             ==================================

         The Company's valuation allowance against deferred tax assets at December 31, 1997, 1996 and 1995 was $7,311,000, $6,372,000 and $5,183,000,
respectively, representing increases of $939,000 in 1997 and $1,189,000 in 1996. These amounts relate to certain state net operating loss carryforwards and tax credits the Company believes will not be realized in the future.

     The tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows:

(Thousands)                                    1997          1996          1995
-------------------------------------------------------------------------------
Postretirement benefits                    $  4,872      $  4,653      $  5,089
Reforestation                                 4,963         5,017         4,970
Vacation pay                                  1,939         1,890         2,034
Depreciation                                (22,214)      (24,644)      (27,107)
AMT and other tax credits                     5,370         6,501         4,991
Net operating loss carryforwards             32,420        32,260        29,200
Other, net (including valuation
  allowance)                                  2,710         1,641         3,313
                                           ------------------------------------
     Net deferred tax asset                $ 30,060      $ 27,318      $ 22,490
                                           ====================================

        In 1985, the stockholders of the Company approved a Plan of Distribution pursuant to which all of the Company's timber properties and development properties and related assets and liabilities in the State of Washington were transferred to newly-formed Pope Resources, A Delaware Limited Partnership (the Partnership). The transfer resulted in $10,266,000 of taxes currently payable in 1985, which was charged to stockholders' equity.

         Upon audit, the Internal Revenue Service (IRS) challenged the distribution value of the assets reported by the Company for federal income tax purposes. In January 1993, the Company petitioned the United States Tax Court (Tax Court) in order to resolve the disputed value of the distribution. The issue was tried in the Tax Court during the third quarter 1995. The Company incurred costs (primarily in 1995) in connection with the Tax Court litigation. In 1995, these litigation costs, together with related tax payments and interest charges totaling $4,884,000, net of tax benefits of $1,374,000, were recognized as a reduction in additional paid-in capital with respect to the Partnership transaction. In March and October, 1997, the Tax Court rendered decisions concerning the Company's tax liability arising from the Partnership transaction. The Company is presently in the process of appealing the decision and filed notice as such with the 9th Circuit Court of Appeals during December, 1997. In the second quarter of 1997, based on the Company's best estimate of the ultimate tax liability, taking into consideration the Tax Court's March 1997 decision, the Company recognized a further reduction in additional paid-in capital of $1,846,000. This charge to equity, which represents the minimum in the estimated range of exposure to the Company, reflected tax and interest amounts totaling $2,492,000, net of tax benefits of $646,000. Taking into consideration the potential outcomes of the Company's appeal of the Tax Court decision, the Company estimates the potential for additional equity reductions will range from zero (if the Company is wholly successful in its appeal of the Tax Court decision) up to $4 million (if the Tax Court decision becomes final or is sustained on appeal). Any further tax, interest and litigation costs related to the Partnership transaction will be recognized as a reduction in equity with respect to the Partnership transaction.

        In December 1996, the IRS proposed certain adjustments pertaining to transactions between the Company and its wholly-owned Canadian subsidiary, resulting in the assertion that additional taxes of approximately $7 million were due for the tax years 1993 and 1994. The Company believes it has substantial defenses against this claim and plans to vigorously defend its position. Although the final outcome of this matter cannot be predicted, the Company presently believes that the results of this claim will not have a material effect on the Company's financial position or liquidity; however, in any given reporting period, this matter could have a material effect on results of operations.

9. DISCONTINUED OPERATIONS

TISSUE BUSINESS

On January 22, 1998, the Company entered into a definitive agreement to sell assets of its tissue business to PLAINWELL, INC. (Plainwell) for a total cash consideration of $121,000,000 and the assumption by Plainwell of tissue business liabilities. This sale closed on March 6, 1998. The amount of cash received is subject to post-closing adjustments, if any.

         The net book value of the assets purchased and liabilities assumed by Plainwell at December 31, 1997 has been shown as discontinued tissue operations net assets held for sale in the Consolidated Balance Sheets and includes the following (the 1996 balance sheet has not been restated):

(Thousands)                                                                1997
-------------------------------------------------------------------------------
Accounts receivable                                                   $  10,676
Inventories                                                              17,669
Other current assets                                                        262
                                                                      ---------
     Total current assets                                                28,607
                                                                      ---------
Properties (net of accumulated depreciation of $107,856)                 74,969
Goodwill and other                                                        3,908
                                                                      ---------
     Total assets                                                       107,484
                                                                      ---------
Current liabilities                                                     (13,739)
Postretirement benefits                                                  (7,084)
Long-term debt                                                          (18,800)
                                                                      ---------
     Total liabilities                                                  (39,623)
                                                                      ---------
Discontinued tissue operations
     net assets held for sale                                         $  67,861
                                                                      =========

         Operating results of the tissue business for 1997 are shown separately in the Consolidated Statements of Income as income (loss) from discontinued tissue operations, net of tax. The Consolidated Statements of Income have also been restated for 1996 and 1995 to reflect tissue operating results as discontinued operations. The discontinued tissue operating results include an allocation of consolidated net interest expense based upon net assets. The net interest expense allocated was $2,345,000, $2,757,000 and $4,304,000 in 1997,
1996 and 1995, respectively. Tissue sales of $136,176,000 in 1997, $133,649,000 in 1996 and $107,013,000 in 1995 were excluded from revenues in the Consolidated Statements of Income.

DISPOSABLE DIAPER BUSINESS

On December 11, 1995, the Company entered into a definitive agreement to sell its disposable diaper business to Paragon Trade Brands, Inc. (Paragon). The sale was completed on February 8, 1996. The Company sold substantially all the operating assets of the disposable diaper business, primarily properties and inventory, to Paragon for $50,500,000 in cash and shares of unregistered Paragon common stock having a value at the time the transaction was closed of approximately $13,050,000. In the first quarter of 1996, pursuant to a stockholders' agreement between the Company and Paragon, Paragon exercised an option to repurchase 227,719 shares from the Company resulting in proceeds to the Company of $4,819,000. The remaining shares were sold to Paragon in the fourth quarter of 1996 resulting in proceeds of $10,083,000 to the Company. A pre-tax gain of $1,852,000 on the sale of this Paragon common stock is included in other gains (losses) in the Consolidated Statements of

Income. The pre-tax gain on disposition of the disposable diaper business of $5,604,000 has been accounted for as discontinued operations and includes closing costs associated with the transaction and a provision of $372,000 for operating losses during the phase-out period.

         Operating results of the disposable diaper business for 1995 until the December 11, 1995 sale agreement date are shown separately in the Consolidated Statements of Income as loss from discontinued diaper operations, net of tax. Disposable diaper sales of $144,000,000 in 1995 were excluded from revenues in the Consolidated Statements of Income.

10. LEGAL MATTERS AND CONTINGENCIES

The Company is a party to legal proceedings and environmental matters generally incidental to its business. Although the final outcome of any legal proceeding or environmental matter is subject to a great many variables and cannot be predicted with any degree of certainty, the Company presently believes that the ultimate outcome resulting from these proceedings and matters would not have a material effect on the Company's current financial position or liquidity; however, in any given future reporting period such proceedings or matters could have a material effect on results of operations.

         In 1992, the Company was contacted by the local governmental owner of a vacant industrial site in Oregon on which the Company previously conducted business. The owner informed the Company that the site has been identified as one containing creosote and coal tar, and that it plans to undertake a voluntary cleanup effort of the site. The owner has requested that the Company participate in the cost of the cleanup. The Company is currently participating in the investigation stage of this site with remediation and monitoring to occur over several years, likely beginning in late 1999 or 2000. Based on preliminary findings, the Company has estimated the likely cost of remediation and monitoring to be in the range of $5 to $12 million and that no amount within the range is more likely an outcome than another. The ultimate cost to the Company for site remediation and monitoring cannot be predicted with certainty due to the unknown magnitude of the contamination, the varying costs of alternative cleanup methods, the cleanup time frame possibilities, the evolving nature of remediation technologies and governmental regulations and the inability to determine the Company's share of multi-party obligations or the extent to which contributions will be available from other parties. The Company has established reserves for environmental remediation and monitoring related to this site in an amount it believes is probable and reasonably estimable. The Company has not assumed it will bear the entire cost of remediation to the exclusion of other known potentially responsible parties (PRPs) who may be jointly and severally liable. The ability of other PRPs to participate has been taken into account based generally on the parties' financial condition and probable contribution. Certain recoveries from insurance carriers have been recorded as their receipt is deemed probable and amounts are reasonably estimable.

         On December 31, 1997, the Company filed a claim in the United States District Court for the Western District of Washington in Seattle against the Procter & Gamble Company (P&G) alleging anti-trust violations and seeking a declaration of non-infringement and invalidity of certain P&G disposable baby diaper patents. This claim was filed in response to assertions made by P&G to the Company that certain disposable diaper products produced by the Company's discontinued disposable diaper operations infringed two of P&G's inner-leg gather patents. P&G has indicated it believes the Company is obligated to it with respect to the sale of diapers which allegedly used the patents. The Company has asserted in its legal action that it did not infringe any valid claims of the P&G patents and also that P&G and another diaper supplier have taken actions to prevent fair competition among sellers of disposable diapers. In an infringement action against Paragon based on the same diaper patents, P&G received a favorable judgement in the State of Delaware in December 1997. Early in 1998, Paragon appealed the Court's decision. If P&G proceeds against the Company with legal action related to its patent infringement assertions and is substantially successful in such legal action, the outcome could have a material adverse affect on the Company's results of operations, liquidity and financial position. The Company intends to vigorously assert its position.

11. INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT INDUSTRIES AND GEOGRAPHIC AREAS

BY INDUSTRY
(Thousands)                                    1997          1996          1995
-------------------------------------------------------------------------------
Revenues:
     Wood products                        $ 248,320     $ 231,713     $ 265,576
     Pulp products                           81,579        82,132       151,820
                                          -------------------------------------
                                          $ 329,899     $ 313,845     $ 417,396
                                          =====================================
Operating profit (loss):
     Wood products                        $  24,924     $  22,943     $   2,681
     Pulp products                           (2,650)      (10,815)       24,190
                                          -------------------------------------
                                             22,274        12,128        26,871
Other gains (losses)                             --         1,852            --
Interest expense, net                        (5,995)       (6,035)       (9,480)
General corporate expense                    (7,509)       (8,940)       (8,736)
                                          -------------------------------------
Income (loss) from continuing
     operations, before taxes             $   8,770     $    (995)    $   8,655
                                          =====================================
 Identifiable assets:
     Wood products                        $ 123,913     $ 123,145     $ 111,879
     Pulp and paper products                 93,283       215,131       260,431
     Corporate                               90,710        69,653        43,748
     Discontinued operations net
         assets held for sale                67,861            --        56,169
                                          -------------------------------------
                                          $ 375,767     $ 407,929     $ 472,227
                                          =====================================
Capital expenditures:
     Wood products                        $   6,408     $   3,550     $   3,419
     Pulp products                            2,866         1,708           685
     Discontinued operations                  3,810         1,922        23,673
                                          -------------------------------------
                                          $  13,084     $   7,180     $  27,777
                                          =====================================
Depreciation and amortization:
     Wood products                        $   7,902     $   8,451     $   8,775
     Pulp products                           10,313        10,439        10,597
     Corporate                                  543           753         1,000
     Discontinued operations                 11,298        11,797        24,694
                                          -------------------------------------
                                          $  30,056     $  31,440     $  45,066
                                          =====================================

BY GEOGRAPHIC AREA
(Thousands)                                    1997          1996          1995
-------------------------------------------------------------------------------
Revenues:
     United States                        $ 150,756     $ 144,998     $ 245,022
     Canada                                 179,143       168,847       172,374
                                          -------------------------------------
                                          $ 329,899     $ 313,845     $ 417,396
                                          =====================================
Operating profit (loss):
     United States                        $  (2,944)    $  (9,812)    $  13,892
     Canada                                  25,218        21,940        12,979
                                          -------------------------------------
                                             22,274        12,128        26,871
Other gains (losses)                             --         1,852            --
Interest expense, net                        (5,995)       (6,035)       (9,480)
General corporate expense                    (7,509)       (8,940)       (8,736)
                                          -------------------------------------
Income (loss) from continuing
     operations, before taxes             $   8,770     $    (995)    $   8,655
                                          =====================================
Identifiable assets:
     United States operations             $ 130,332     $ 252,808     $ 298,220
     United States discontinued
         operations net assets
         held for sale                       67,861            --        56,169
     Canada operations                       86,864        85,468        74,090
     Corporate                               90,710        69,653        43,748
                                          -------------------------------------
                                          $ 375,767     $ 407,929     $ 472,227
                                          =====================================

Notes:

A.    The Company operates principally in two industries:

       1) Wood Products: manufactures standardized and specialty lumber and wood chips in the United States and Canada. Lumber products are sold mainly to wholesalers and wood chips are sold to manufacturers of pulp and paper primarily in the United States and Canada.

       2) Pulp Products: manufactures bleached kraft pulp in the United States. Pulp is sold in the United States Pacific Northwest to writing paper and newsprint manufacturers and is exported to European and Asian paper producers. One pulp customer represented 45 percent of 1997 pulp revenues and 11 percent of total Company revenues. The Company also brokers wood chips for sale domestically and internationally.

B. Operating profit (loss) is total revenue less directly identifiable costs and expenses. In computing operating profit (loss), none of the following items have been included: general corporate expenses, non-operating other gains (losses), net interest expense, income taxes and discontinued operations.

C. Identifiable assets are those assets of the Company that are identified with the operations in each industry or geographic area.

                                INDEX TO EXHIBITS


          Exhibit No.   Description
          -----------   -----------
             2.1        Agreement of Purchase and Sale, dated as of January 22,
                        1998, by and among Pope & Talbot, Inc., Pope & Talbot,
                        Wis., Inc., Plainwell Holding Company and PLAINWELL,
                        INC.

             4.1 Revolving Credit Agreement, dated December 15, 1997, between the Registrant and U.S. Bank National
                        Association.

            23.1        Consent of Arthur Andersen LLP.

            27.1        Financial Data Schedule

            27.2 Financial Data Schedules (restated for discontinued tissue operations).

            27.3 Financial Data Schedules (restated for discontinued tissue opertions).

            99.1        Press Release issued by Pope & Talbot, Inc. on March 6,
                        1998.